Exhibit 10.1
EXECUTION COPY
SUBORDINATED
DEBENTURE PURCHASE AGREEMENT
between
USB Capital Funding Corp.
and
The Park National Bank
Dated as of December 28, 2007

i

			Page

	8.2.	Protective Advances	25
	8.3.	Other Remedies	25
	8.4.	No Lender Liability	25
	8.5.	Lender’s Fees and Expenses	25
9.	MISCELLANEOUS		25
	9.1.	Release; Indemnification	25
	9.2.	Assignment and Participation	25
	9.3.	Prohibition on Assignment	26
	9.4.	Lender Representation	26
	9.5.	Time of the Essence	26
	9.6.	No Waiver	26
	9.7.	Severability	27
	9.8.	Usury; Revival of Liabilities	27
	9.9.	Notices	27
	9.10.	Successors and Assigns	28
	9.11.	No Joint Venture	28
	9.12.	Brokerage Commissions	28
	9.13.	Publicity	28
	9.14.	Documentation	28
	9.15.	Additional Assurances; Right of Set-off	28
	9.16.	Entire Agreement	29
	9.17.	Choice of Law	29
	9.18.	Forum; Agent; Venue	29
	9.19.	No Third Party Beneficiary	29
	9.20.	Legal Tender of United States	29
	9.21.	Captions; Counterparts	29
	9.22.	Knowledge; Discretion	29

EXHIBITS:

A	Form of Subordinated Debenture
B	Form of Rate Election Notice
C	Form of Opinion of Borrower’s Counsel
D	Form of Notice of Authorized Borrowers
E	Form of Authorization to Debit Account
F	Form of Quarterly Compliance Certificate

DISCLOSURE SCHEDULES:

4.1.2	Capital Stock and Related Matters
4.5.1	Financing Statements
4.7.3	Regulatory Enforcement Actions
4.7.4	Pending Litigation
4.7.6	ERISA
5.2.3	Indebtedness

ii

SUBORDINATED DEBENTURE PURCHASE AGREEMENT
     This SUBORDINATED DEBENTURE PURCHASE AGREEMENT (this “Agreement”) is dated as of December 28, 2007 and is made by and between THE PARK NATIONAL BANK, a national banking association (“Borrower”), and USB CAPITAL FUNDING CORP., a Nevada corporation (“Lender”).
RECITALS:
     A. Borrower is a national banking association and a wholly-owned subsidiary of Park National Corporation, an Ohio corporation (“Bancorp”).
     B. Borrower has requested that Lender purchase from Borrower subordinated debt (the “Subordinated Debt”) that qualifies as Tier 2 capital under applicable rules and regulations of the Office of the Comptroller of the Currency (“OCC”). The Subordinated Debt may be referred to in this Agreement as the “Facility”.
     C. Lender is willing to purchase from Borrower a subordinated debenture in an aggregate principal amount of $25,000,000 in accordance with the terms, subject to the conditions and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Debenture. The Subordinated Debt is intended to qualify as Tier 2 capital under applicable rules and regulations promulgated by the OCC.
     THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:
AGREEMENT:
1. DEFINITIONS.
     1.1. Defined Terms. The following capitalized terms generally used in this Agreement and in the other Transaction Documents have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
     “Act” has the meaning ascribed to such term in Article 6.
     “Affiliate(s)” means with respect to any Person, such Person’s immediate family members, and any other Person controlling, controlled by, or under common control with, said Person, and their respective directors or executive officers.
     “Approved Restructuring” has the meaning ascribed to such term in Section 5.2.1.
     “Assignee Lender” has the meaning ascribed to such term in Section 9.2.
     “Bancorp” has the meaning ascribed to such term in the recitals hereto.
     “Base Rate” means that rate of interest (expressed as a percent per annum) equal to Lender’s “base” or “prime” rate (which is not necessarily the lowest or most favorable rate of interest charged by Lender on commercial loans at any time) in effect from time to time, which means a base rate of interest established by U.S. Bank from time to time that serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Any change in the rate of interest hereunder due to a change in the base or prime rate shall become effective on the date each change in the base or prime rate is publicly announced by U.S. Bank.
     “Base Rate Tranche” means a Borrowing Tranche as to which the Base Rate is applicable.

     “Borrower” has the meaning ascribed to such term in the preamble hereto and shall include any successor to The Park National Bank or such other Person that shall assume the obligations of the borrower under the Transaction Documents.
     “Borrower 2006 Financial Statements” has the meaning ascribed to such term in Section 4.4.
     “Borrower 2006 Financial Statements Date” has the meaning ascribed to such term in Section 4.4.
     “Borrower Financial Statements” has the meaning ascribed to such term in Section 4.4.
     “Borrower’s Accountant” means Crowe Chizek and Company LLC or such other nationally recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower.
     “Borrower’s Knowledge” means those facts and other matters actually known to John W. Kozak, Paul E. Turner and Brady T. Burt, after due inquiry.
     “Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.
     “Borrowing Date” means the date any Borrowing Tranche is disbursed, renewed or converted (from a LIBO Rate Tranche to a Base Rate Tranche or from a Base Rate Tranche to a LIBO Tranche pursuant to Section 2.7.2 or 2.7.3).
     “Borrowing Tranche” means a disbursement of proceeds under the Facility pursuant to this Agreement and, where applicable, the renewal or conversion of any such disbursement or portion thereof pursuant to this Agreement.
     “Business Day” means (a) for all purposes other than as covered by clause (b) hereof, a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the States of Ohio or any other day on which banking institutions located in Ohio are authorized or required by law or other governmental action to close) on which the Cincinnati, Ohio offices of U.S. Bank are open to the public for carrying on substantially all of its business functions and (b) with respect to determinations in connection with, and payments of principal and interest on any LIBO Rate Tranche, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar-denominated deposits in the London Interbank Eurodollar Market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
     “Closing” means the meaning ascribed to such term in Section 2.5.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended or recodified.
     “Condition or Release” means any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.
     “Default Rate” has the meaning ascribed to such term in Section 2.6.3.
     “Disbursement” has the meaning ascribed to such term in Section 3.1.
     “Disclosure Schedule” means, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

     “Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA.
     “Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.
     “ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (m), (c) and (o) of the Code.
     “Event of Default” has the meaning ascribed to such term in Section 8.1.1.
     “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
     “Facility” has the meaning ascribed to such term in the recital hereto.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency including, without limitation, the FRB, the OCC and the FDIC.
     “Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
     “Hazardous Materials Claims” has the meaning ascribed to such term in Section 4.7.7.
     “Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

     “Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary; (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; (c) all guaranties and similar contingent liabilities with respect to obligations of others; and (d) all other obligations (including, without limitation, letters of credit) evidencing obligations to others; provided, however, Indebtedness shall not include (i) deposits or other indebtedness incurred in the ordinary course of Borrower’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank or Federal Reserve Bank, secured deposits of municipalities, letters of credit issued by Borrower and repurchase arrangements) and in accordance with safe and sound banking practices and applicable laws and regulations or (ii) indebtedness that is expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Facility.
     “Initial Disbursement” has the meaning ascribed to such term in Section 3.1.
     “Instructions” means disbursement instructions given by Borrower to Lender specifying the duration of the initial LIBOR Period and the manner in which proceeds of the Subordinated Debt should be disbursed at Closing.
     “Interest Rate Protection Agreement” means an interest rate swap, cap, collar or other hedging or derivative agreement entered into by Borrower, to which Lender or any Affiliate of Lender is the counterparty, intended to mitigate interest rate risk, along with any other related agreement or instrument executed in connection therewith.
     “Interim Financial Statements” has the meaning ascribed to such term in Section 4.4.
     “Junior Subordinated Debenture” means the 8.00% Subordinated Debenture, dated December 27, 2001, issued by Borrower to Park National Capital LLC in the original principal amount of $16,300,000.
     “Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
     “Lender” has the meaning ascribed to such term in the preamble hereto.
     “LIBO Rate” means that rate of interest equal to the quotient of (i) the average of the rates of interest quoted to Lender in accordance with U.S. Bank’s normal and customary practices in the London Inter-Bank Eurodollar Market for U.S. Dollar deposits with prime banks, as such average appears on Reuters Screen LIBOR01 Page or any successor thereto, at approximately 11:00 a.m., London time, on the date that is two Business Days prior to any applicable Borrowing Date for an amount approximately equal to the applicable LIBO Rate Tranche and for a period of time approximately equal to a LIBOR Period, divided by (ii) 100% minus the Reserve Percentage.
     “LIBO Rate Tranche” means a Borrowing Tranche as to which the LIBO Rate is applicable.
     “LIBOR Period” means, with respect to any LIBO Rate Tranche, the period commencing on the Borrowing Date with respect to such LIBO Rate Tranche and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, that (i) if any LIBOR Period would end on a day other than a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Period shall end on the next preceding Business Day, and (ii) any LIBOR Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Period) shall end on the last Business Day of the last calendar month of such LIBOR Period, with respect to a LIBO Rate Tranche.

     “Material Adverse Effect” means any effect, circumstance, occurrence or change that has had, or would reasonably be expected to have, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise) or results of operations of Borrower, (iii) on the properties, assets, liabilities or businesses of Borrower, taken as a whole; or (iii) on the ability of Borrower to perform its obligations under this Agreement or the Subordinated Debenture on a timely basis.
     “Maturity Date” means December 29, 2017.
     “OCC” has the meaning ascribed to such term in the recitals hereto and shall include any other Governmental Agency that serves as the primary federal regulator of Borrower from time to time when the Facility is outstanding.
     “OCC Notice” has the meaning ascribed to such term in Section 8.1.2.
     “Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
     “Property” means any real property owned or leased by Borrower or any Subsidiary.
     “Rate Election Notice” shall mean a properly completed notice in the form attached as Exhibit B hereto or a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.
     “Reserve Percentage” means the percentage announced within Lender as the reserve percentage under Regulation D of the FRB for loans and obligations making reference to a LIBO Rate for a LIBOR Period. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the FRB, or its successor.
     “RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.
     “Subordinated Debt” has the meaning ascribed to such term in the recitals hereto.
     “Subordinated Debt Amount” means $25,000,000.
     “Subordinated Debenture” means a subordinated debenture in the form attached as Exhibit A hereto in the principal amount of the Subordinated Debt Amount, as amended, restated, supplemented or modified from time to time and each debenture delivered in substitution or exchange for such subordinated debenture.
     “Subsidiary” means any corporation or other entity of which any Equity Interest is directly or indirectly owned by Borrower.
     “Surviving Entity” has the meaning ascribed to such term in Section 5.2.1.
     “Tier 2 Capital” has the definition provided in, and shall be determined in accordance with, the rules and regulations of the OCC.
     “Transaction Documents” means this Agreement and those other documents and instruments (including, without limitation, all agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Facility) entered into or delivered in connection with or relating to the Facility, including any other documents listed on the schedule of closing documents prepared in connection with the Closing. Transaction Documents shall also include any Interest Rate Protection Agreement between Borrower and Lender.
     “UCC” shall mean the Uniform Commercial Code as enacted in the State of Ohio, as amended or recodified.
     “Unmatured Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.
     “U.S. Bank” means U.S. Bank National Association, Minneapolis, Minnesota, and any successor thereto.
     1.2. Certain UCC and Accounting Terms; Interpretations. Except as otherwise defined in this Agreement or the other Transaction Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Cincinnati, Ohio time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to a Transaction Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.
     1.3. Exhibits and Schedules Incorporated. All Exhibits and Schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.
2. SUBORDINATED DEBT.
     2.1. General Matters.
          2.1.1. Certain Terms. Lender agrees to extend the Subordinated Debt to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Debenture and the other Transaction Documents. An initial Borrowing Tranche in an amount equal to the entire principal amount of the Subordinated Debt shall be borrowed on the Closing Date and, thereafter, any such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Subordinated Debt shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to the LIBOR Applicable Margin plus 2.00% (200 basis points); or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Subordinated Debenture or this Agreement.
          2.1.2. Subordination. The Subordinated Debenture shall be subordinated in accordance with the subordination provisions set forth therein, the terms of which are incorporated herein.
     2.2. The Subordinated Debenture. The Facility shall be evidenced by the Subordinated Debenture.
     2.3. Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Subordinated Debenture shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Facility past its Maturity Date, unless Borrower and Lender hereafter specifically otherwise agree in writing.
     2.4. Unsecured Facility. The obligations of Borrower to Lender under the Subordinated Debenture shall be unsecured.
     2.5. The Closing. The execution and delivery of the Transaction Documents necessary to permit the initial funding of the Facility (the “Closing”) will occur at the offices of Barack Ferrazzano, et al. LLP, counsel to Lender, at 200 West Madison Street, Suite 3900, Chicago, Illinois at 9:30 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree. At the Closing, the proceeds of the Facility shall be disbursed in accordance with the Instructions received by Lender at least one Business Day prior to Closing.
     2.6. Interest Rate Matters. Borrower agrees that matters concerning the election, payment, application, accrual and computation of interest and interest rates shall be set forth in this Agreement and in the other Transaction Documents.
          2.6.1. Applicable Interest Rate. Subject to Section 2.6, the initial Borrowing Tranche shall bear interest as a LIBO Rate Tranche. For any Borrowing Tranche the LIBOR Period of which commences subsequent to the Closing Date, Borrower shall make a LIBO Rate or Base Rate election by delivering a Rate Election Notice before 12:00 p.m., Eastern time, on the second Business Day prior to the Borrowing Date; provided, however, no more than one LIBO Rate Tranche for the Facility shall be outstanding at any one time. The LIBO Rate shall remain fixed for each LIBO Rate Tanche until the next LIBOR Period commences. Borrower may elect, by designation on a Rate Election Notice (i) to convert a LIBO Rate Tranche or any portion thereof into a Base Rate Tranche, (ii) to continue any LIBO Rate Tranche or any portion thereof for an additional LIBOR Period, as designated in the Rate Election Notice, or (iii) to convert a Base Rate Tranche or any portion thereof to a LIBO Rate Tranche. For purposes of the immediately preceding sentence, the amount of any “portion” shall be $1,000,000, or a multiple thereof. In the event Borrower fails to notify Lender that Borrower desires to continue any LIBO Rate Tranche or any portion thereof by the last day of the applicable LIBOR Period, Borrower shall be deemed to have elected to continue the LIBO Rate Tranche in question for an additional LIBOR Period. Any Rate Election Notice delivered by Borrower shall be irrevocable and may not be modified in any way without the prior, written approval of Lender. The LIBOR Period for the continuation of any LIBO Rate Tranche shall commence on the last day of the next preceding LIBOR Period. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained herein, if an Event of Default occurs, all LIBO Rate Tranches will convert to Base Rate Tranches upon the expiration of the LIBOR Periods therefor. The conversion of a LIBO Rate Tranche to a Base Rate Tranche pursuant to a description in a Rate Election Notice shall only occur on the last Business Day of the LIBOR Period relating to such LIBO Rate Tranche. Lender is hereby authorized to rely upon Instructions, Rate Election Notices and other written communications concerning the Facility delivered by any authorized officer of Borrower, including John W. Kozak, Paul E. Turner and Brady T. Burt, and any other officer designated on the Notice of Authorized Borrowers delivered by Borrower from time to time, and such additional authorized agents as any of the above-referenced officers of Borrower shall designate, in writing, to Lender from time to time.

          2.6.2. Interest Payments. Subject to Section 2.6.3 and except as otherwise expressly provided in the Subordinated Debenture, interest accrued (a) on each LIBO Rate Tranche shall be payable by Borrower in arrears on the last day of each LIBOR Period and on the Maturity Date, and (b) on each Base Rate Tranche or any other outstanding amount of the Facility shall be payable by Borrower in arrears on the last day of each March, June, September and December, beginning March, 2008, and on the Maturity Date.
          2.6.3. Default Interest. Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of the Facility then outstanding and, to the extent permitted by applicable law, any interest payments not paid within five days after the same becomes due shall bear interest payable upon demand at a rate which is 3% per annum in excess of the rate of interest otherwise payable under this Agreement (the “Default Rate”). Notwithstanding anything to the contrary set forth in this Section 2.6.3 or elsewhere in this Agreement, the Default Rate shall only apply with respect to an Event of Default relating to the Subordinated Debt if such Event of Default is one with respect to which Lender would be entitled to declare the Subordinated Debenture immediately due and payable pursuant to Section 8.1.2. In addition, all other amounts due Lender (whether directly or for reimbursement) under this Agreement or any of the other Transaction Documents, if not paid when due or, in the event no time period is expressed, if not paid within five days after written notice from Lender that the same has become due, shall thereafter bear interest at the foregoing Default Rate. Finally, any amount due on the Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate.
          2.6.4. Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Facility. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Subordinated Debenture, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).
     2.7. Certain Provisions Regarding the Facility.
          2.7.1. Changes; Legal Restrictions. In the event the adoption of or any change in any law, treaty, rule, regulation, guideline or the interpretation or application thereof by a Governmental Agency (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) either (a) subjects Lender to any tax (other than income taxes or franchise taxes not specifically based on loan transactions), duty or other charge of any kind with respect to any LIBO Rate Tranche or changes the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable in connection with a LIBO Rate Tranche, or (b) imposes on Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date of this Agreement, and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any LIBO Rate Tranches or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, as applicable, upon demand, such amount or amounts as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received.
          2.7.2. LIBO Rate Lending Unlawful. If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding in the absence of readily demonstrable error) that the adoption of or any change in any law, treaty, rule, regulation, guideline or in the interpretation or application thereof by any Governmental Agency makes it unlawful for Lender to make or maintain any LIBO Rate Tranche, (a) the obligation of Lender to make or continue any LIBO Rate Tranche shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and (b) if required by such law, interpretation or application, all LIBO Rate Tranches shall automatically convert into Base Rate Tranches.
          2.7.3. Unascertainable Interest Rate. If Lender shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Tranches, then, upon notice from Lender to Borrower, the obligations of Lender to make or continue LIBO Rate Tranches shall forthwith be suspended, and thereafter the Facility shall continue as a Base Rate Tranche until Lender shall notify Borrower that the circumstances causing such suspension no longer exist. Lender will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Lender shall not have any liability with respect to any delay in giving such notice.
          2.7.4. Funding Losses. In the event Lender shall incur any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain any LIBO Rate Tranche) as a result of any continuance, conversion, repayment or prepayment of the principal amount of, or failure to make or termination of, any LIBO Rate Tranche on a date other than the scheduled last day of the LIBOR Period applicable thereto, then, upon the written notice of such from Lender to Borrower, Borrower shall reimburse Lender for such loss or expense within three Business Days after receipt of such notice. Such written notice (which shall include calculations in reasonable detail) shall be conclusive and binding in the absence of readily demonstrable error.
          2.7.5. Additional Interest on LIBO Rate Tranches. So long as and to the extent Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in the definition of Reserve Percentage), and Lender’s performance under this Agreement shall have given rise to additional reserve requirements for Lender thereunder, Borrower shall pay to Lender additional interest on the unpaid principal amount of each LIBO Rate Tranche. Such additional interest shall accrue from the later of the date such reserve requirement commences and the date of the first disbursement under such LIBO Rate Tranche until the earlier of the date such reserve requirement ends and the date the principal amount of such LIBO Rate Tranche is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBO Rate for the LIBOR Period for such LIBO Rate Tranche from (b) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the Reserve Percentage as in effect from time to time during such LIBOR Period. Lender shall, as soon as practicable but not later than the last day of the LIBOR Period, provide notice to Borrower of any such additional interest arising in connection with such LIBO Rate Tranche and the certification of Lender that the additional amount is due and that the additional reserve requirement is applicable to such LIBO Rate Tranche. Such additional interest shall be payable directly to Lender on the dates specified herein for payment of interest. The calculation of such additional interest shall be made by Lender and provided to Borrower in writing and shall be conclusive and binding in the absence of readily demonstrable error.
          2.7.6. Notice of Changes or Increased Costs Relating to LIBO Rate Tranches. Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in this Section 2.7, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein.
     2.8. Payments. Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

          2.8.1. Prepayment. Subject to Section 2.7.4 hereof and the immediately following sentence, at any time after the fifth anniversary of the date hereof, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without penalty, all or a portion of the principal amount outstanding under the Subordinated Debt in a minimum aggregate amount of $5,000,000 or any larger integral multiple of $5,000,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment. Borrower acknowledges that it may be required under regulations of the OCC to obtain prior OCC approval before making any prepayment (including payment pursuant to an acceleration clause or redemption prior to maturity) and that Lender shall have no responsibility to verify whether Borrower has obtained OCC approval for any prepayment.
          2.8.2. Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Central time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.
          2.8.3. Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
          2.8.4. Application of Payments. All payments received by Lender from or on behalf of Borrower shall be applied first to amounts due to Lender to reimburse Lender’s costs and expenses, including those pursuant to Section 5.5 or Section 8.5, second to accrued interest under the Subordinated Debenture, and third to principal amounts outstanding under the Subordinated Debenture; provided, however, subject to Section 8.1.2 of this Agreement, that after the date on which the final payment of principal with respect to the Facility is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender. No amount paid or prepaid under the Subordinated Debenture may be reborrowed.
     2.9. Capital Adequacy. If Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law (including, without limitation, application of changes to Regulation H and Regulation Y of the FRB issued by the FRB on January 19, 1989 and regulations of the Comptroller of the Currency, Department of Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the capital required or expected to be maintained by Lender or any person or entity controlling Lender, and such increase is based upon the existence of Lender’s obligations hereunder and under other commitments of this type, then, within 10 days after demand from Lender, Borrower shall pay to Lender, from time to time, such amount or amounts as will compensate Lender or such controlling person or entity, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 2.9 shall take into consideration the policies of Lender or of any Person controlling Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Lender setting forth the amount or amounts as shall be necessary to compensate Lender as specified in this Section 2.9 shall be delivered to Borrower and shall be conclusive in the absence of manifest error.
3. DISBURSEMENTS.
     3.1. Disbursement. At such time as (a) all of the terms and conditions set forth in Sections 3.2 and 3.3 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance satisfactory to Lender, in its sole and absolute discretion, and (b) Lender and Borrower shall have executed and delivered the

Interest Rate Acknowledgement, Lender shall disburse to Borrower an amount under the Subordinated Debenture equal to $25,000,000 (the “Disbursement”), as set forth in the Instructions; which shall be delivered to Lender at least one Business Day prior to the date of the Disbursement.
     3.2. Conditions Precedent to the Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:
          3.2.1. Opinion. An opinion of counsel of Borrower in substantially the form attached as Exhibit C hereto and otherwise satisfactory to Lender, dated on or about the date of the Disbursement.
          3.2.2. Transaction Documents. The Transaction Documents, including, without limitation, the Subordinated Debenture.
          3.2.3. Authority Documents.
               3.2.3.1. A copy, certified by the Secretary of Borrower, of the articles of association of Borrower;
               3.2.3.2. A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the Bylaws of Borrower;
               3.2.3.3. A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Subordinated Debenture and the other Transaction Documents; and
               3.2.3.4. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Subordinated Debenture and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
          3.2.4. Regulatory Consents. Copies certified by the Secretary or an Assistant Secretary of Borrower of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to the transactions contemplated in the Transaction Documents and any other transactions between Lender and Borrower.
          3.2.5. Instructions. The Instructions.
          3.2.6. Notice of Authorized Borrowers. A Notice of Authorized Borrowers, substantially in the form of Exhibit D hereto.
          3.2.7. Authorization to Debit Account. An Authorization to Debit Account, in substantially the form attached as Exhibit E hereto.
          3.2.8. Payoff Letter. A payoff letter from Park National Corporation reflecting the amount necessary to repay outstanding indebtedness owing by Borrower to Park National Corporation.
          3.2.9. Certain Costs of Lender. Payment of certain costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, such as Lender’s attorneys’ fees and expenses, that Borrower is obligated to pay pursuant to Section 5.5.

          3.2.10. Other Requirements. Such other additional information regarding Borrower, any Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may reasonably request.
          3.2.11. Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as Lender may reasonably request.
     3.3. Conditions to All Disbursements; Renewals and Conversions. Notwithstanding anything to the contrary contained herein, the continued performance, observance and compliance by Borrower of and with all of the covenants, conditions and agreements of Borrower contained herein (whether or not non-performance constitutes an Event of Default) and in the other Transaction Documents shall be further conditions precedent to any disbursements of the proceeds under the Facility. In addition, Lender shall not be required to disburse proceeds under the Facility or to renew or convert any Borrowing Tranche at any time that any of the following are true:
          3.3.1. Default. There exists an Event of Default or Unmatured Event of Default.
          3.3.2. Legislation or Proceedings. Any legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in Lender’s sole and absolute judgment, Borrower’s performance of its obligations hereunder, or any litigation or governmental proceeding has been instituted or threatened in writing against Borrower or any Subsidiary or any of their officers or shareholders which, in the sole discretion of Lender, may adversely affect the financial condition or operations of Borrower or any Subsidiary.
          3.3.3. Representations and Warranties. Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto, shall not be true on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date, the effect of which results in a Material Adverse Effect.
          3.3.4. Approvals. All necessary or appropriate actions and proceedings have not been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto have not been completed and tendered for delivery, in substance and form satisfactory to Lender, including, without limitation, if appropriate in the opinion of Lender, Lender’s failure to have received evidence of all necessary approvals from Governmental Agencies.
          3.3.5. Other Documents. Lender has not received in substance and form reasonably satisfactory to Lender, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are provided for hereunder or which it may reasonably request.
Lender’s refusal to disburse any proceeds of the Facility on account of the provisions of this Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default. Each Rate Election Notice submitted by Borrower hereunder shall constitute an affirmation that Borrower has performed, observed and complied with its covenants, conditions and agreements contained herein in all material respects.
4. GENERAL REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby covenants, represents and warrants to Lender as follows:
     4.1. Organization and Authority.
          4.1.1. Organization Matters. As of the date hereof, Borrower is a national banking association validly existing and in good standing under the laws of the United States of America.

Borrower has all requisite corporate power and authority, and possesses all licenses necessary, to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. The deposit accounts of Borrower are insured by the FDIC to the fullest extent permitted by applicable law. Borrower has not received any notice or other information indicating that Borrower is not an “insured depository institution” as defined in 12 U.S.C. 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Borrower as an FDIC-insured institution. Borrower and the Subsidiaries have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a material adverse effect on the financial condition, business or operations of Borrower or any Subsidiary, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary, as the case may be.
          4.1.2. Capital Stock and Related Matters. Section 4.1.2 of the Disclosure Schedule correctly sets forth (a) the state or states in which Borrower conducts its business, (b) a list of all Subsidiaries of Borrower, all of which are direct wholly owned by Borrower, and (c) a list of each class of stock of Borrower and the number of authorized and issued and outstanding shares of each class of stock of Borrower. Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of Borrower. All of the outstanding capital stock of Borrower is owned beneficially and of record by Bancorp and has been duly authorized, legally and validly issued, fully paid and nonassessable. Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Borrower or obligating Borrower to grant, extend or enter into any such agreement or commitment.
          4.1.3. Subsidiaries. Each of Borrower’s Subsidiaries is validly existing and in good standing under the laws of its jurisdiction or organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and maintains all licenses necessary, to conduct its business and own its properties.
     4.2. No Impediment to Transactions.
          4.2.1. Transaction is Legal and Authorized. The borrowing of the principal amount of the Facility, the execution of this Agreement and the other Transaction Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate and other powers of Borrower. This Agreement and the other Transaction Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower, and are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.
          4.2.2. No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) violate, conflict with or result in a material breach of, or constitute a material default under: (i) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, charter, bylaw or any other material agreement or instrument to which Borrower or any Subsidiary is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any Subsidiary. None of Borrower or any Subsidiary is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or their respective properties may be bound or affected.
          4.2.3. Governmental Consent. Except for the notification required to be delivered by Borrower to the OCC within 10 days of issuing the Subordinated Debenture, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower and no registrations or declarations are required to be filed by Borrower in connection with, or contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Documents.
     4.3. Purposes of the Facility.
          4.3.1. Use of Proceeds. Borrower shall use the proceeds of the Facility to repay the indebtedness described in Section 3.2.8 and for general corporate purposes. The Facility is an exempt transaction under the Truth-in-Lending Act, as amended or recodified. Borrower does not own any “margin security” as such term is defined in Regulation G of the FRB. Borrower will not use any part of the proceeds of the Facility (a) directly or indirectly to purchase or carry any margin security or reduce or retire any indebtedness originally incurred to purchase any such margin security within the meaning of Regulation U of the FRB, or (b) so as to involve Borrower or Lender in a violation of Regulation U of the FRB. Borrower agrees to execute, or cause to be executed, all instruments necessary for the Facility to comply with all of the requirements of Regulation U of the FRB.
          4.3.2. Usury. None of the amounts to be received by Lender as interest under the Subordinated Debenture is usurious or illegal under applicable law.
     4.4. Financial Condition.
          4.4.1. Borrower Financial Statements. Borrower has delivered to Lender copies of regulatory financial statements on the appropriate FFIEC form filed by Borrower (the “Borrower 2006 Financial Statements”) for the 12 months ended December 31, 2006 (the “Borrower 2006 Financial Statements Date”). The Borrower 2006 Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and its assets and liabilities and the results of its operations as at, and for the period ending at, such date. In addition, Borrower has delivered to Lender copies of its regulatory financial statements on the appropriate FFIEC form filed by Borrower for the period ending September 30, 2007, the “Interim Financial Statements” and together with the Borrower 2006 Financial Statements, the “Borrower Financial Statements”). The Interim Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and its assets and liabilities and the results of its operations as of, and for the period ending at, such date. The Borrower Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with applicable banking regulations, rules and guidelines, respectively. Borrower does not have any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Borrower Financial Statements.
          4.4.2. Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any indebtedness of Borrower for borrowed money. Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect Borrower’s properties, financial condition or business operations.

          4.4.3. Loans. To Borrower’s Knowledge, each loan having an outstanding balance of more than $1,000,000 and reflected as an asset of Borrower in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors’ rights or equitable principles generally. To Borrower’s knowledge, (a) no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and no (b) loan having an unpaid balance (principal and accrued interest) in excess of $1,000,000 is subject to any defense, offset or counterclaim.
          4.4.4. Allowance for Loan Losses. The allowance for loan and lease losses shown in the Borrower Financial Statements is adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports.
          4.4.5. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Subsidiary.
          4.4.6. Subordination. The Junior Subordinated Debenture is expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Facility. The Junior Subordinated Debenture permits the issuance of the Subordinated Debenture and the execution and delivery of this Agreement by Borrower.
     4.5. Title to Properties.
          4.5.1. Owned Property. Borrower and the Subsidiaries have, respectively, good and marketable fee title to all the Properties, and good title to all other property and assets reflected in the Borrower Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower or the Subsidiaries, as the case may be, and (b) property or other assets leased by Borrower or any Subsidiary, property and assets sold or otherwise disposed of for their fair market value subsequent to the date of the Borrower Financial Statements. Except for Properties and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower or any Subsidiary and property or other assets leased by Borrower or any Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and any Subsidiary are free from any liens, encumbrances or defects in title, except for any liens granted previously by Borrower to Lender. Except as identified in Section 4.5.1 of the Disclosure Schedule, no financing statement under the UCC that names Borrower or any Subsidiary has been filed and none of Borrower or any Subsidiary has signed any financing statement or any pledge agreement authorizing any secured party thereunder to file any such financing statement.
          4.5.2. Leased Property. For assets or property leased by Borrower or any Subsidiary, Borrower and each such Subsidiary maintain possession under all of the Leases under which they are operating, all of which permit the customary operations of Borrower and any Subsidiary, as applicable. Neither Borrower nor any Subsidiary is in material default, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default by Borrower or any Subsidiary, under any of such Leases.
     4.6. No Material Adverse Change. Since the Borrower 2006 Financial Statements Date, neither the business, operations, properties nor assets of Borrower or any Subsidiary have been materially and adversely affected in any way. Since the Borrower 2006 Financial Statements Date, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of Borrower or any Subsidiary other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.

     4.7. Legal Matters.
          4.7.1. Compliance with Law. Borrower and the Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not materially and adversely affect the financial condition, business or operations of Borrower or any Subsidiary.
          4.7.2. Taxes. Borrower and each Subsidiary have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower or any Subsidiary. To the best of Borrower’s knowledge, Borrower and each Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.
          4.7.3. Regulatory Enforcement Actions. Except as set forth in Section 4.7.3 of the Disclosure Schedule, none of Borrower, any Subsidiary or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor to the Borrower’s Knowledge are (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.
          4.7.4. Pending Litigation. Except as otherwise disclosed in Section 4.7.4 of the Disclosure Schedule, there are no actions, suits, proceedings or written agreements pending, or, to the best of Borrower’s knowledge, threatened or proposed, against Borrower or any Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of any of Borrower or any Subsidiary; and none of Borrower or any Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of Borrower or any Subsidiary.
          4.7.5. RICO. There are no suits, actions or proceedings pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary, or any of the principals thereof, under a RICO Related Law.
          4.7.6. ERISA. All Employee Benefit Plans (as defined in Section 3(3) of ERISA) established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans. Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code. Neither Borrower nor any ERISA Affiliate has failed to make on a timely basis any required contributions or to pay on a timely basis any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law. No “reportable event” or non-exempt “prohibited transaction,” as defined in ERISA, has occurred and is continuing as to any Employee Benefit

Plan and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan. Except as set forth in Section 4.7.6 of the Disclosure Schedule, no Employee Benefit Plan has, or as of the Closing Date will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any ERISA Affiliate could be liable to any Person under Title IV of ERISA if any such plan were terminated. All Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan. Except as required by Section 4980B of the Code or applicable state insurance laws, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by Borrower or any ERISA Affiliate, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.
          4.7.7. Environmental. No Property is or, to the best of Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials in violation of any Hazardous Material Law and neither Borrower nor any Subsidiary has engaged in such activities. Each Property, and Borrower and each Subsidiary, are in compliance with all Hazardous Materials Laws. There are no claims or actions (“Hazardous Materials Claims”) pending or, to the best of Borrower’s knowledge, threatened, nor have there been any such claims or actions in the past, against Borrower or any Subsidiary or any Property by any Governmental Agency or by any other Person relating to violations or alleged violations of to any Hazardous Materials Law.
          4.7.8. Brokerage Commissions. Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
     4.8. Borrower Status.
          4.8.1. Restrictions on Borrower. None of Borrower or any Subsidiary is a party, nor is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction materially and adversely affecting its financial condition, business or operations.
          4.8.2. Non-Foreign Status. Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code or regulations promulgated thereunder).
          4.8.3. Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          4.8.4. No Burdensome Agreements. None of Borrower or any Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction (a) which presently has a material adverse affect upon the property, financial condition or business operations of Borrower or any Subsidiary, or (b) under or pursuant to which Borrower or any Subsidiary is or will be required to place (or under which any other Person may place) a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.
     4.9. No Misstatement. No information, exhibit, report, schedule or document furnished by Borrower to Lender in connection with the negotiation, execution or performance of this Agreement or the funding of the Facility contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

     4.10. Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Transaction Document will be true and correct (a) on the date of this Agreement, (b) as otherwise provided herein, and (c) as otherwise provided in the quarterly compliance certificates delivered pursuant to Section 6.3 with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Facility and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Facility and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under any of the other Transaction Documents.
5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender as follows:
     5.1. Compliance with Transaction Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under each and every one of the Transaction Documents, subject to applicable cure periods.
     5.2. Material Transactions.
          5.2.1. Merger, Consolidation and Sale of Assets. Without the prior written consent of Lender, Borrower shall not consolidate with or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, any Person, unless (a) the resulting institution is a commercial bank and assumes the due and punctual performance of all conditions of the Subordinated Debenture and this Agreement and (b) after giving effect to any such consolidation, merger, sale, lease or other transfer, no Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, Lender acknowledges that Borrower shall not be obligated to obtain such consent of Lender in connection with the proposed merger of the other seven Ohio banks owned by Bancorp into Borrower in 2008 and 2009, which is the subject of an application and a corresponding transmittal letter filed by Borrower with the OCC (the “Approved Restructuring”), provided that Borrower remains a wholly owned subsidiary of Bancorp.
          5.2.2. Restricted Payments. If an Event of Default has occurred and is continuing, Borrower shall not (a) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) make loans or advances to Bancorp, (c) make any payments of interest, principal or premium on, or repay, repurchase or redeem (i) any indebtedness of Borrower payable to Bancorp, or (ii) any other indebtedness of Borrower that ranks equally with or junior to the Subordinated Debenture, or (d) make any guarantee payments on any obligations ranking parri pasu with or junior to the Subordinated Debenture.
          5.2.3. Incurring Debt. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness, other than as reflected in Section 5.2.3 of the Disclosure Schedule, or (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including, without limitation, any capital stock owned by Borrower whether owned at the date hereof or hereafter acquired, or assign or otherwise convey any right to receive income, except that Borrower may grant liens in the ordinary course of business in accordance with safe and sound banking practices and applicable laws and regulations.

          5.2.4. Asset Sales. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than 10% of the consolidated assets of Borrower as reflected in the most recent balance sheet delivered to Lender prior to the commencement of such period pursuant to Section 6.1, except that Borrower may sell assets in the ordinary course of its banking business and consistent with safe and sound banking practices.
          5.2.5. Capital Stock Matters. Except in connection with a transaction in compliance with Section 5.2.1 or the sale of stock at the direction of the OCC, Borrower shall not redeem any of its capital stock or other outstanding securities, declare a stock dividend, cease to be a wholly owned subsidiary of Bancorp or otherwise change its capital structure. Lender hereby expressly approves the Approved Restructuring, provided that Borrower remains a wholly owned subsidiary of Bancorp.
          5.2.6. Other Matters. Borrower shall notify Lender of any of the following at least 10 days prior to the effectiveness thereof, or, in the case of matters described in clause (c) below for which 10 days’ pre-effectiveness notice is not given to Borrower, as soon as practicable: (a) any change in the name of Borrower or any Subsidiary; (b) any change in the headquarters or principal place of business of Borrower or any Subsidiary; (c) the issuance, execution or adoption of any formal or informal (whether voluntary or involuntary) regulatory action with respect to Borrower or any Subsidiary at the request of any Governmental Agency; and (d) any material change in the capital structure of Borrower.
     5.3. Business Operations.
          5.3.1. Banking Practices. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to engage in any unsafe or unsound banking practices as determined by a Governmental Agency.
          5.3.2. Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations, and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.
          5.3.3. Insurance. At its sole cost and expense, Borrower will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower or a Subsidiary operates, including, without limitation, insurance for fire and other risks insured against by extended coverage, public liability insurance and workers’ compensation insurance. All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by prudent business persons.
     5.4. Compliance with Laws.
          5.4.1. Generally. Borrower shall comply and cause each Subsidiary to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties.
          5.4.2. Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the FDI Act and any regulations promulgated thereunder, or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices. However, Lender hereby expressly approves the Approved Restructuring, provided that Borrower remains a wholly owned subsidiary of Bancorp
          5.4.3. Taxes. Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary which, if unpaid, might by law become a lien or charge upon the property of Borrower or any Subsidiary. None of Borrower or any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of Borrower and such Subsidiary as are deemed adequate by Lender.
          5.4.4. ERISA. As soon as possible, and in any event within ten Business Days, after: (a) Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition which could subject Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation. For purposes of this covenant, Borrower shall be deemed to have knowledge of all facts known by the fiduciaries of any plan of Borrower or any ERISA Affiliate.
          5.4.5. Environmental Matters. Borrower shall: (a) exercise, and cause each Subsidiary to exercise, due diligence in order to comply with all Hazardous Materials Laws; (b) promptly advise Lender in writing and in reasonable detail of (i) any Condition or Release required to be reported to any Governmental Agency under any applicable Hazardous Materials Laws, (ii) any and all written communications with respect to Hazardous Materials Claims or any Condition or Release required to be reported to any Governmental Agency, (iii) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Material on, under or about any Property, the existence of which is reasonably likely to give rise to an Environmental Claim, or (B) any Environmental Claim that is reasonably likely to have a material adverse effect on Borrower or any Subsidiary, (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that is reasonably likely to cause such Property or any part thereof to be subject to any materially adverse restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Materials Law, and (v) any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether Borrower or any Subsidiary may be potentially responsible for a Condition or Release or threatened Condition or Release of Hazardous Materials; (c) at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.4.5; (d) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or about any Property in order to comply with all applicable Hazardous Materials Laws. In the event Borrower or any Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies. Following any action taken by Borrower pursuant to clause (b) or clause (d) above, Borrower shall permit Lender, from time to time and in its sole and absolute discretion, to retain, at Borrower’s expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Borrower or any Subsidiary, and at reasonable times and subject to reasonable conditions to conduct its own investigation of any Property, and Borrower agrees to use commercially reasonable efforts to obtain permission for Lender’s professional consultant to conduct its own investigation of any Property and shall cause each Subsidiary to do the same.

Borrower hereby grants to Lender, its agents, employees, consultants, and contractors the right to enter into or on to, at reasonable times, any Property to perform such tests on such Property as are reasonably necessary to conduct such investigation. Borrower shall promptly notify Lender of (1) any acquisition of stock, assets, or property by Borrower or any Subsidiary that is reasonably likely to expose Borrower or any Subsidiary to, or result in, a Hazardous Materials Claim that could have a material adverse effect or that is reasonably likely to have a material adverse effect on any governmental authorization, license, permit or approval then held by Borrower or any Subsidiary, and (2) any proposed action outside the normal course of business to be taken by Borrower or any Subsidiary to commence industrial or other operations that could subject Borrower or any Subsidiary to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.
          5.4.6. Environmental Indemnity. Borrower hereby agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees, agents, successors and assigns (including, without limitation, any participants in the Facility) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, attorney’s fees and expenses) which Lender may incur as a direct or indirect consequence of (a) any Hazardous Materials Claim or any other violation of a Hazardous Materials Law, or (b) the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property or otherwise by Borrower or any Subsidiary. Borrower’s duty and obligations to defend, indemnify and hold harmless Lender shall survive the cancellation of the Subordinated Debenture and any other Transaction Documents.
          5.4.7. Corporate Existence. Except in connection with a consolidation or merger in compliance with Section 5.2.1, Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Subsidiaries and its and their rights and franchises, and comply with all related laws applicable to Borrower or the Subsidiaries.
     5.5. Lender Expenses. Whether or not the Disbursement is made, Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation, all costs and expenses incurred in connection with the preparation, negotiation and execution of the Transaction Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Subordinated Debenture or the other Transaction Documents, including, without limitation, Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by Lender, and (b) pay, on demand, and save Lender and all other holders of the Subordinated Debenture harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Subordinated Debenture or the other Transaction Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Subordinated Debenture or the other Transaction Documents (which taxes exclude income or franchise taxes owed by Lender), (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any withholding taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender. The obligations of Borrower under this Section 5.5 shall survive the repayment in full of the Subordinated Debenture. Any of the foregoing amounts incurred by Lender and not paid by Borrower upon demand shall bear interest from the date incurred at the rate of interest in effect or announced by Lender from time to time as its Base Rate plus 3% per annum and shall be deemed part of Borrower’s Liabilities hereunder.
     5.6. Subordinated Debt. If all or any portion of the Subordinated Debt ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed by the OCC on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, Borrower shall: (a) immediately notify Lender; and (b) immediately upon request of Lender execute and deliver all agreements (including, without limitation, replacement notes) as Lender may reasonably request in order to restructure the applicable portion of the obligations evidenced by the Subordinated Debt as a senior obligation of Borrower.

     5.7. Inspection Rights. Borrower shall permit and cause the Subsidiaries to permit Lender, through Lender’s employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower and any Subsidiary at such times as Lender reasonably may request, subject to applicable confidentiality and privacy obligations reasonably acceptable to Borrower; provided, however, that Lender shall not be entitled to inspect any confidential correspondence or reports of supervisory activity (or parts thereof) unless directed by the OCC pursuant to 12 CFR 4, Subpart C.
6. REPORTING. Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:
     6.1. Annual. As soon as available, but in any event not more than 90 days after the close of each fiscal year of Borrower, or within such further time as Lender may permit, consolidated and consolidating audited financial statements for Bancorp, Borrower and the Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein. Such financial statements shall be accompanied by the unqualified opinion of Borrower’s Accountant or other independent certified public accountants acceptable to Lender.
     6.2. Quarterly. As soon as available, but in any event not more than 45 days after the close of each quarterly period of each fiscal year of Borrower, or within such further time as Lender may permit, (a) the call reports filed by Borrower with state or federal bank regulatory agencies, (b) the internally prepared “watch list” or other reports of Borrower with respect to delinquent, classified or assets requiring special attention, and (c) Forms FRY-9C filed by Bancorp with the federal bank regulatory agencies.
     6.3. Securities Filings. As soon as practicable, but in any event not more than three Business Days after any such filings shall be made with the Securities and Exchange Commission or any exchange or market on which the capital stock of Bancorp may be traded, all reports and other filings made by Bancorp pursuant to the Exchange Act.
     6.4. Compliance Certificate. Borrower shall furnish Lender, at the same time as it furnishes the quarterly financial reports referred to in Section 6.2, a quarterly compliance certificate in the form attached as Exhibit F hereto. Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested prior to the submission thereof.
     6.5. Copies of Other Reports and Correspondence. To the extent permitted by law, promptly after same are available, copies of each of the following: (a) each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower; (b) all annual, regular, periodic and special reports and registration statements which Borrower or any Subsidiary may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange; (c) each Uniform Bank Performance Report with respect to Borrower; (d) all written reports presented to the board of directors of Borrower, as Lender may from time to time reasonably request; and (e) promptly upon receipt thereof, one copy of each written audit report submitted to Bancorp by Borrower’s Accountant.
     6.6. Proceedings. Immediately after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or any Subsidiary; provided, however, Borrower shall not be obligated to provide such notice in connection with ordinary course of business litigation not involving any Governmental Agency other than the FRB, the FDIC or the OCC, which, if adversely decided, would not have a material adverse effect on the financial condition or operations of Borrower.
     6.7. Event of Default; Material Adverse Change. Promptly after the occurrence thereof, notice of any other matter which has resulted in, or could reasonably be expected to result in, an Unmatured

Event of Default, an Event of Default or a materially adverse change in the financial condition, business or operations of Borrower or any Subsidiary.
     6.8. Issuance of Borrower Capital Stock. An amended Section 4.1.2 of the Disclosure Schedule in the event that Borrower issues any capital stock as provided in Section 4.1.2.
     6.9. Other Information Requested by Lender. Such other information concerning the business, operations, financial condition and regulatory status of Borrower or any Subsidiary as Lender may from time to time reasonably request, so long as such information is not confidential and related to a customer of Borrower or any Subsidiary.
7. FINANCIAL COVENANT. Borrower shall maintain such capital as may be necessary to cause Borrower to be classified at all times as “well capitalized”, in accordance with the rules and regulations of its primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 6.
8. BORROWER’S DEFAULT.
     8.1. Borrower’s Defaults and Lender’s Remedies.
          8.1.1. Events of Default. Notwithstanding any cure periods described below, Borrower will promptly notify Lender in writing when Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether Borrower has given notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Agreement:
               8.1.1.1. Borrower fails to pay (a) any principal, interest or other amount due on the Subordinated Debenture, when due, or (b) any other fees, charges, costs or expenses under this Agreement or any other Transaction Document within 15 days after the same becomes due (or, if no due date is provided therefor, 15 days after payment is requested); or
               8.1.1.2. Borrower fails to perform or observe any agreement, term, provision, condition, or covenant (other than any such failure that results in an Event of Default as expressly provided in any other clause of this Section 8.1.1) required to be performed or observed by Borrower hereunder or under any other Transaction Document or under any other agreement with or in favor of Lender or any Affiliate of Lender, and in each case such failure continues uncured for a period of 30 days after written notice of failure to perform or observe is given to Borrower by Lender; or
               8.1.1.3. Borrower fails to perform or observe its covenant set forth in Section 7 and such failure continues uncured for a period of 90 days; or
               8.1.1.4. Any financial information, statement, certificate, representation or warranty given to Lender by or concerning Borrower in connection with entering into this Agreement or any other Transaction Documents, or required to be furnished under the terms hereof or thereof, proves untrue or misleading in any material respect (as determined by Lender in the exercise of its judgment) as of the time when given and such untrue or misleading condition continues uncured for 30 days after written notice thereof is given to Borrower by Lender; or
               8.1.1.5. Borrower defaults, or otherwise fails to satisfy all of its obligations, under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness, other than the Facility, owing by Borrower to Lender or any other indebtedness in excess of $2,000,000 owing by Borrower to any third party, in each case beyond any period of grace provided for in the instrument or instruments evidencing such indebtedness; or

               8.1.1.6. Any failure of Borrower to satisfy a final, unstayed judgment in excess of 5% of the equity capital of Borrower as determined in accordance with GAAP and consistent with the most recent balance sheet delivered to Lender pursuant to Section 6.1; or
               8.1.1.7. (a) Borrower ceases to exist, except as a result of a transaction pursuant to Section 5.2.1; (b) any bankruptcy, insolvency, receivership, readjustment of debt, dissolution or liquidation proceedings, or marshalling of Borrower’s assets or an assignment for the benefit of creditors, is commenced under any federal or state law by or against Borrower; (c) Borrower becomes the subject of any out-of-court settlement with its creditors relating to Borrower’s insolvency; (d) Borrower is unable or admits in writing its inability to pay its debts as they mature; (e) Borrower is in default in the payment of Indebtedness to a party other than Lender in excess of 5% of the equity capital of Borrower as determined in accordance with GAAP and is consistent with the most recent balance sheet delivered to Lender pursuant to Section 6.1; (f) Borrower is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. 1831i and the regulations promulgated thereunder; (g) a conservator or liquidator is appointed for, or consented to by, Borrower in any insolvency, readjustment or debts or marshalling of assets; (h) Borrower is closed or taken over by a Governmental Agency; or
               8.1.1.8. The FRB, the FDIC or other Governmental Agency charged with the regulation of depository institutions: (a) issues to Borrower, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower, articles of agreement or a memorandum of understanding which would have a Material Adverse Effect, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties against Borrower in excess of $250,000, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends or the payments of any debt by Borrower, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding; or (b) proposes or issues to any executive officer or director of Borrower, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, in each case which would have, individually or in the aggregate, a Material Adverse Effect; or
               8.1.1.9. Borrower shall cease to be an insured institution under the FDI Act, except pursuant to Section 5.2.1; or
               8.1.1.10. The filing of formal charges by any Governmental Agency, including without limitation, the issuance of an indictment, under a RICO Related Law against Borrower.
          8.1.2. Effect of Event of Default; Acceleration and Termination of the Commitment. If an Event of Default shall occur (other than with respect to (i) any failure by Borrower to perform its obligations under Article 7 or (ii) any Event of Default that arises solely as a result of any action or inaction of any Subsidiary), Lender may declare the Subordinated Debenture and any other amounts due Lender immediately due and payable, whereupon, subject to prior OCC approval, if required, the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. If Borrower receives a written notification from the OCC that the Subordinated Debenture no longer constitutes Tier 2 Capital of Borrower (the “OCC Notice”) and if thereafter any Event of Default shall occur under Section 8.1.1, Lender may declare the Subordinated Debenture and any other amounts due Lender immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. Upon the occurrence of an Event of Default, it is specifically understood and agreed that notwithstanding the curing of such Event of Default, Borrower shall not be released from any of its covenants hereunder unless and until the Subordinated Debenture is paid in full. The parties agree that until the earlier of the Maturity Date or the delivery of an OCC Notice, Lender may only enforce this Agreement in accordance with this Section 8.1.2. In addition, if Borrower fails to comply with any of the its covenants under this Agreement, the Subordinated Debenture or any other Transaction Document, Lender may pursue Borrower to ensure and enforce Borrower’s compliance with such covenants.

     8.2. Protective Advances. If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Subordinated Debenture, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.
     8.3. Other Remedies. Nothing in this Article 8 is intended to restrict Lender’s rights under any of the other Transaction Documents, other related documents, or at law or in equity, and Lender may exercise such rights and remedies as and when they are available.
     8.4. No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith, other than for gross negligence.
     8.5. Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s fees and expenses including, without limitation, attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Transaction Documents or other related documents.
9. MISCELLANEOUS.
     9.1. Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Facility and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for those caused by Lender’s willful misconduct or gross negligence. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Borrower’s breach of any covenant, obligation, agreement, representation or warranty set forth in this Agreement or any other Transaction Document, or arising from or relating to any willful misconduct by Borrower, except to the extent Borrower establishes that the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.
     9.2. Assignment and Participation. Following the occurrence of an Event of Default, or the receipt of the consent of Borrower, which consent shall not be unreasonably withheld, (a) Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder and (b) Lender may assign all or any part of the Facility and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Transaction Documents and other related documents, and (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Transaction Documents (including, without limitation, the obligation to fund the Assignee Lender’s share of the Facility) and other related documents. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new subordinated debenture, as applicable (for delivery to the relevant Assignee

Lender), in the form of Exhibit A hereto but substituting Assignee Lender’s name and evidencing such Assignee Lender’s assigned portion of the Facility and a replacement subordinated debenture, as applicable, in the principal amount of the Facility retained by Lender (such subordinated debenture to be in exchange for, but not in payment of, the subordinated debenture then held by Lender). Such subordinated debenture shall be dated the date of the predecessor Subordinated Debenture. Lender shall mark the predecessor Subordinated Debenture “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Subordinated Debenture evidenced by the new subordinated debenture, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Subordinated Debenture evidenced by the replacement subordinated debenture shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the subordinated debenture and paid at the same time or times provided in the predecessor Subordinated Debenture and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Facility, subject to confidentiality agreements reasonably acceptable to Borrower. In addition, Borrower agrees that, if so requested by Lender, Borrower will cause all insurance policies, binders and commitments (including, without limitation, casualty insurance and title insurance) required by the Transaction Documents or other related documents to be delivered to Lender to name the Assignee Lender as an additional insured or obligee, as Lender may request. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Transaction Documents and other related documents to (i) a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder or (ii) any Affiliate of Lender.
     9.3. Prohibition on Assignment. Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or, except to the extent permitted by the terms of Section 5.2.1 of this Agreement, by operation of law.
     9.4. Lender Representation. Lender is purchasing the Subordinated Debenture for its own account, for investment purposes only and not with a present intention of entering into or making any subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer thereof. Lender understands and acknowledges that the Subordinated Debenture has not and will not be registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state, but is being offered and sold pursuant to and in reliance upon exemptions from registration thereunder. Lender understands and acknowledges that, as a consequence of the restrictions on subsequent transfer imposed by the foregoing exemptions, the Subordinated Debenture may not subsequently be sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by a holder thereof except pursuant to an effective registration statement registering the Subordinated Debenture under the Act and under applicable state securities laws, or pursuant to exemptions from registration thereunder.
     9.5. Time of the Essence. Time is of the essence of this Agreement.
     9.6. No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of the Subordinated Debenture, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of

Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.
     9.7. Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
     9.8. Usury; Revival of Liabilities. All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Ohio. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Transaction Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Ohio, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender (whether or not then due and payable) and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.
     9.9. Notices. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:
if to Borrower:	The Park National Bank 50 North Third Street Newark, Ohio 43058-3500 Attn: John W. Kozak Telephone No.: (740) 349-3792 Fax No.: (740) 349-3709 E-Mail Address: jkozak@parknationalbank.com

if to Lender:	USB Capital Funding Corp. c/o U.S. Bank National Association 425 Walnut Street Cincinnati, Ohio 45202 Attn: Mark Cousineau, Senior Vice President Telephone No.: (513) 632-4012

Fax No.: (513) 632-3151 E-Mail Address: mark.cousineau@usbank.com

and:	USB Capital Funding Corp.
c/o U.S. Bank Capital Markets
800 Nicollet Mall
Mail Station: BC-MN-H03R
Minneapolis, Minnesota 55402
Attn: Christopher Zinn, Vice President
Telephone No.: (612) 303-3782
Fax No.: (612) 303-2260
E-Mail Address: christopher.zinn@usbank.com
or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.
     9.10. Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.
     9.11. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.
     9.12. Brokerage Commissions. Lender and Borrower each represent and warrant to the other that they have not dealt with any brokers or finders to whom a brokerage commission or finders fee is due in connection with the Facility. Each of Lender and Borrower hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation and warranty set forth in this Section 9.12. The provisions of this Section 9.12 shall survive the Closing and the termination of this Agreement.
     9.13. Publicity. Borrower shall not publicize the Facility without the prior written consent of Lender, except that Borrower may make any filings required by law, including without limitation filings with the SEC, directly related to this Agreement, provided that, in connection with the disclosure thereof, Borrower shall take such actions as may reasonably be requested by Lender to ensure the confidentiality of the materials to be disclosed.
     9.14. Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.
     9.15. Additional Assurances; Right of Set-off. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated. If any Event of Default that permits Lender to accelerate the obligations of Borrower pursuant to Section 8.1.2 shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of Borrower’s Liabilities irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 9.15 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.
     9.16. Entire Agreement. This Agreement and the Disclosure Schedule and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. Neither party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement.
     9.17. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
     9.18. Forum; Agent; Venue. To induce Lender to accept this Agreement and the other Transaction Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Transaction Documents shall be litigated only in courts having situs within Cincinnati, Ohio. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.
     9.19. No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
     9.20. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
     9.21. Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     9.22. Knowledge; Discretion. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the best knowledge of Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.
WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE

SUBORDINATED DEBENTURE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Debenture Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

THE PARK NATIONAL BANK
By:	/s/ C. Daniel DeLawder
	Name:	C. Daniel DeLawder
	Title:	Chairman and CEO

USB CAPITAL FUNDING CORP.
By:	/s/ Christopher Zinn
	Name:	Christopher Zinn
	Title:	Vice President

S-1

EXHIBIT A
FORM OF SUBORDINATED DEBENTURE

THIS OBLIGATION IS NOT A DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO CLAIMS OF DEPOSITORS, IS UNSECURED, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE PARK NATIONAL BANK.

$25,000,000	Cincinnati, Ohio
December 28, 2007
     FOR VALUE RECEIVED, the undersigned, THE PARK NATIONAL BANK, a national banking association (“Borrower”), hereby promises to pay to the order of USB Capital Funding Corp., a Nevada corporation, or any holder hereof from time to time (“Lender”), at such place as may be designated by Lender, in writing, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000), or so much thereof that has been advanced and remains outstanding, with interest thereon as hereinafter provided. This Subordinated Debenture (this “Subordinated Debenture”) is issued pursuant to the terms of that certain Subordinated Debenture Purchase Agreement of even date herewith by and between Borrower and Lender (as may be amended, restated, supplemented or modified from time to time, the “Purchase Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     The principal balance hereof shall be paid in accordance with the Purchase Agreement. The unpaid principal amount outstanding under this Subordinated Debenture from time to time shall bear interest before maturity in accordance with the Purchase Agreement. Under certain circumstances as provided in the Purchase Agreement, overdue interest payments under this Subordinated Debenture shall bear interest from the due date thereof until paid at a daily rate equal to the Default Rate of interest.
     Lender will note on its internal records the amount of each payment in respect of the Subordinated Debenture. Whenever any payment to be made under this Subordinated Debenture shall be due on a day that is other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.
     There shall be no penalties or other charges payable by Borrower to Lender hereunder other than those payments expressly described in the Purchase Agreement. Except as otherwise provided in the Purchase Agreement, all payments hereunder shall be credited first to accrued interest and second to the unpaid principal balance outstanding at the time of such payment.
     The Subordinated Debenture may not be prepaid in any amount or at any time prior to the fifth anniversary of the date hereof. From and after such anniversary date, Borrower may prepay all or part, of the outstanding unpaid principal balance under this Subordinated Debenture without penalty as provided in the Purchase Agreement. Borrower may be required under regulations of the Office of the Comptroller of the Currency (the “OCC”) to obtain prior OCC approval before making any prepayment (including payment pursuant to an acceleration clause or redemption prior to maturity); however, Lender shall have no responsibility to verify whether Borrower has obtained OCC approval for any prepayment.
     This Subordinated Debenture is not secured by any assets of Borrower. Except as provided in the Purchase Agreement with respect to the Junior Subordinated Debentures and the Guarantee, the rights of Lender to the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate to the claims of general creditors of Borrower and, upon dissolution or liquidation of Borrower, no payment of principal, interest or premium (including post-default interest)

shall be due and payable under the terms of this Subordinated Debenture until all general creditors of Borrower shall have been paid in full.
     If an Event of Default shall occur, Lender shall have the rights set forth in Article 8 of the Purchase Agreement. Borrower shall reimburse and indemnify Lender and shall hold Lender harmless against any reasonable costs (including court costs and reasonable attorneys’ fees) incurred by Lender in the collection of any amounts due as a result of an Event of Default or as otherwise provided in the Purchase Agreement.
     Lender may sell, assign, pledge or otherwise transfer or encumber any or all of its interest under this Subordinated Debenture at any time and from time to time as permitted under the Purchase Agreement. In the event of a transfer of the Subordinated Debenture, all terms and conditions of this Subordinated Debenture shall be binding upon and inure to the benefit of both the transferee and Borrower after such transfer; provided, however, that Borrower shall have no obligation hereunder to any such transferee unless and until any transfer of this Subordinated Debenture is recorded on the books and records of Borrower.
     Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Subordinated Debenture, Borrower shall, at Lender’s expense, execute and deliver in lieu thereof a new debenture in principal amount equal to the unpaid principal amount of such lost, stolen, destroyed or mutilated debenture, dated the date to which interest has been paid on such lost, stolen, destroyed or mutilated Subordinated Debenture; provided that: (i) in the case of any such loss, theft or destruction, Lender shall have delivered to Borrower an indemnity reasonably satisfactory to Borrower indemnifying and holding Borrower harmless from any and all liability, claim or damage resulting from such loss, theft or destruction; or (ii) in the case of any such mutilation, upon surrender of this Subordinated Debenture to Borrower.
     Notwithstanding any other provisions of this Subordinated Debenture and the Purchase Agreement, including specifically those set forth in the sections relating to subordination, events of default and covenants of Borrower, it is expressly understood and agreed that the OCC or any receiver or conservator of Borrower appointed by the OCC shall have the right in the performance of its legal duties, and as part of liquidation designed to protect or further the continued existence of Borrower or the rights of any parties or agencies with an interest in, or claim against, Borrower or its assets, to transfer or direct the transfer of the obligations of this Subordinated Debenture to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on this Subordinated Debenture and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Subordinated Debenture and the Purchase Agreement, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Subordinated Debenture, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.
     The indebtedness of Borrower evidenced by this Subordinated Debenture, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to Borrower’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, the Federal Deposit Insurance Corporation (the “FDIC”), and any rights acquired by the FDIC as a result of loans made by the FDIC to Borrower or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC 1823(c), (d) or (e), whether now outstanding or hereafter incurred and obligations to repay advances from the Federal Home Loan Bank of Cincinnati; provided, however, the indebtedness evidenced hereby is expressly not subordinate and junior in any respect, and ranks senior in all respects, to the Indebtedness evidenced by the Junior Subordinated Debenture. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to Borrower, whether voluntary or involuntary, all such obligations other than in respect of the Junior Subordinated Debenture shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on this Subordinated Debenture. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Subordinated Debenture together with any obligations of Borrower ranking on a parity with this Subordinated Debenture, shall be entitled to be paid from the remaining assets of Borrower the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property or otherwise (including post-default interest), shall be made on account of any capital stock or any obligations of Borrower ranking junior to this Subordinated Debenture.
     Nothing herein shall impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and any premium and interest on this Subordinated Debenture according to its terms.
     No provision of this Subordinated Debenture shall be amended or waived except by a written instrument signed by a duly authorized officer of each of Borrower and Lender. Any notices or other communications permitted or required hereunder shall be sent and addressed in accordance with the requirements of the Purchase Agreement.
     This Subordinated Debenture shall be governed by and construed in accordance with the internal laws of the State of Nevada. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
     To induce Lender to accept this Subordinated Debenture and the other Transaction Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Subordinated Debenture shall be litigated only in courts having situs within Cincinnati, Ohio. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS SUBORDINATED DEBENTURE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS SUBORDINATED DEBENTURE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE PURCHASE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
     IN WITNESS WHEREOF, the undersigned has executed this Subordinated Debenture or caused this Subordinated Debenture to be executed by its duly authorized representative as of the date first above written.

ATTEST:		THE PARK NATIONAL BANK
By:		By:

	Name:		Name:
	Title:		Title:

EXHIBIT B
FORM OF RATE ELECTION NOTICE
                    , 20
USB Capital Funding Corp.
c/o U.S. Bank National Association
425 Walnut Street
Cincinnati, Ohio 45202
Attn: Correspondent Banking Division
Ladies and Gentlemen:
     This will confirm the telephone conversation Ms./Mr.                                          had with your office on                     , 20     , regarding Borrowing Tranches under and as defined in the Subordinated Debenture Purchase Agreement dated as of December      , 2007 as follows:
FROM FACILITY #:

Amount of Currently Outstanding LIBO Rate Tranche:	$

Amount of Currently Outstanding Base Rate Tranche:	$

For Currently Outstanding LIBO Rate Tranche (complete as applicable):

• Amount to be converted to Base Rate Tranche (multiple of $1,000,000):	$

• Amount to be continued for additional LIBOR Period:	$

For Currently Outstanding Base Rate Tranche (complete as applicable):

• Amount to be converted to LIBO Rate Tranche (multiple of $1,000,000):	$
          We acknowledge that the election reflected herein is subject to Section 2.6.1 and the other provisions of the Agreement.
Date:

Very truly yours, THE PARK NATIONAL BANK
By:
Authorized Signature

B-1

EXHIBIT C
FORM OF OPINION OF BORROWER’S COUNSEL
December 28, 2007
USB Capital Funding Corp.
c/o U.S. Bank National Association
425 Walnut Street
Cincinnati, Ohio 45202
Attn: Correspondent Banking Division
Re:   Subordinated Debenture issued by The Park National Bank
Ladies and Gentlemen:
     We have acted as counsel to The Park National Bank, a national banking association (the “Borrower”), in connection with the Facility described in the Subordinated Debenture Purchase Agreement dated as of December 28, 2007 (the “Purchase Agreement”) between the Borrower and USB Capital Funding Corp., a Nevada corporation (the “Lender”). This opinion is furnished to you pursuant to Section 3.2.1 of the Purchase Agreement. Capitalized terms used in this opinion that are defined in the Purchase Agreement have the meanings set forth in the Purchase Agreement, unless otherwise defined herein.
     In connection with this opinion, we have examined originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, the following:
(a)	the Purchase Agreement;

(b)	the Subordinated Debenture issued by the Borrower on the date hereof;

(c)	a certificate of certain of the officers of the Borrower as to certain factual matters (the “Officers’ Certificate”), a copy of which is attached hereto as Exhibit A;

(d)	the articles of association (the “Articles”) and the bylaws (the “Bylaws”) of the Borrower certified by the Secretary of the Borrower in the Officers’ Certificate as being true, correct and complete and in full force and effect as of the date of this opinion;

(e)	an excerpt from the minutes of the meeting at which the Executive Committee of the Board of Directors of the Borrower approved the borrowing by the Borrower evidenced by the Transaction Documents (as hereafter defined) certified by the Secretary of the Borrower in the Officers’ Certificate as being a meeting duly called and held on the date set forth in the Officers’ Certificate with the approval evidenced by such minutes being in full force and effect as of the date of this opinion; and

(f)	a certification of the FDIC dated December 21, 2007 as to the Borrower’s status as an insured depository institution under the provisions of the Federal Deposit Insurance Act (the “FDIC Certification”).
          We have also examined the originals or certified, conformed or reproduction copies of,

and have relied upon the accuracy of, without independent verification or investigation, such other records, agreements, instruments and documents as we have deemed necessary or relevant as the basis for our opinion. The documents referenced in clauses (a) and (b) of this paragraph are referred to herein as the “Transaction Documents”.
          In such examinations, we have assumed (except, to the extent set forth in the opinions expressed below, as to the Borrower): (i) the genuineness of all signatures of parties to the Transaction Documents, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies; (ii) the due completion, execution, and acknowledgment as indicated thereon by all parties thereto, and delivery of all documents and instruments and of the consideration recited therein; (iii) that each of the parties to the Transaction Documents has the full power, authority and legal right under its charter and other governing documents, legislation, and applicable laws and regulations to execute and perform its obligations under all documents executed by it; (iv) that each Transaction Document has been duly authorized by, has been duly executed and delivered by, and constitutes the legal, valid, binding and enforceable obligation of each of the parties party thereto, enforceable against such party in accordance with its terms; (v) that all signatories to each Transaction Document have been duly authorized; and (vi) that the laws of any jurisdiction other than the State of Ohio which may govern any one or more of the Transaction Documents are not inconsistent with the laws of the State of Ohio in any matter material to this opinion.
          We have made no examination of the character, organization, activities or authority of any party other than the Borrower to any of the Transaction Documents which might have any effect upon our opinions expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.
          We have further assumed that (x) the Borrower is a national banking association formed and validly existing under the laws of the United States of America and is authorized thereunder to transact the business of banking on the date hereof and is an “eligible bank” within the meaning of 12 C.F.R. Section 5.3(g)(the “Banking Assumptions”) and (y) the indebtedness evidenced by the Subordinated Debenture shall constitute Tier 2 capital under 12 C.F.R. Section 3.100 and 12 C.F.R. 3, Appendix A, Section 2(b)(4).
          As used herein, the phrases “requisite power and authority”, “Borrower’s powers” and “duly authorized by all necessary action” with respect to the Borrower refer and are limited to the Articles and the Bylaws of Borrower and federal statutes and regulations applicable to national banking associations, and are subject to the correctness of the Banking Assumptions.
     Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof (or as of the date of any assumption made herein or any certificate, schedule, exhibit or inquiry stated to have been examined, made, or otherwise relied upon by us), we are of the opinion that:
          1. Based solely on the FDIC Certification, the Borrower is an insured depository institution under the applicable provisions of the Federal Deposit Insurance Act. The Borrower has the requisite power and authority to conduct its business as it is now being conducted. The authorized capital stock of Borrower is as stated in the Purchase Agreement and, based solely upon the Officers’ Certificate, all of the authorized shares of common stock of Borrower are issued and outstanding and owned of record by Bancorp.
          2. Provided the Lender is an accredited investor within the meaning of Regulation D as promulgated under the Securities Act of 1933, as amended (the “Act”) and an “institutional investor” within the meaning of Revised Code of Ohio (“R.C.”) Section 1707.01(S), it is not necessary in conjunction with the issuance of the Subordinated Debenture to register the Subordinated Debenture under the Act or the laws of the State of Ohio.

          3. Except for the notification required to be submitted to the OCC within 10 days of the issuance of the Subordinated Debenture and any filings which may be made pursuant to Regulation D as promulgated under the Act and any corresponding State of Ohio securities laws filings, no order, permission, consent or approval of any federal or state commission, board or regulatory authority is required for the execution and delivery or performance by Borrower of the Transaction Documents.
          4. The execution, delivery and performance by the Borrower of the Transaction Documents (a) are within Borrower’s powers, (b) have been duly authorized by all necessary action of Borrower, and (c) do not contravene (i) Borrower’s Articles or Bylaws or (ii) any law applicable to the Borrower.
          5. Each Transaction Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
          6. The execution, delivery and performance by the Borrower of the Transaction Documents do not conflict with, or result in any breach or violation of, the Junior Subordinated Debenture.
     The opinions expressed above are subject to the following additional qualifications:
     All of our opinions are subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity. In addition, certain remedial and other provisions of the Transaction Documents may be limited by (i) implied covenants of good faith, fair dealing and commercially reasonable conduct and (ii) judicial discretion, in the instance of multiple or equitable remedies.
     We have not conducted requisite factual or legal examinations, and accordingly we express no opinion, with respect to the application, if any, of laws concerning or promulgated by (a) environmental effects or agencies; (b) fraudulent dispositions or obligations (Chapter 1336, R.C. and Section 1313.56, R.C.); (c) except for our opinions in numbered paragraph 2 hereof, securities laws; (d) political subdivisions of the State of Ohio; or (e) any taxes or tax effects.
     In addition, we express no opinion as to the enforceability of rights, provisions or interests to the extent, if any, dependent upon the enforceability of (a) waivers of rights of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law; (b) provisions of the Transaction Documents to the extent held to (i) require the payment of interest on interest, (ii) compensate any party for loss or expense in excess of actual loss or reasonable expenses or constitute a penalty, (iii) require reimbursement for or indemnity against actions by Lender taken in violation of applicable law or public policy, or (iv) purport to waive or negate in favor of Lender the effect of notice of a default or event of default, if any, which Lender may have at the time of closing; (c) any provision for the award of attorneys’ fees to an opposing party; (d) provisions which purport to establish evidentiary standards; (e) provisions which purport to choose venue and jurisdiction; or (f) provisions which purport to waive jury trial.
     The opinions expressed herein are limited to the laws of the State of Ohio and the federal laws of the United States of America having effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction. The opinions expressed herein, each of which speaks only as of the date hereof, are furnished specifically in connection with the execution and delivery of the Transaction Documents for the benefit of the Lender and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent.
Very truly yours,

EXHIBIT D
FORM OF NOTICE OF AUTHORIZED BORROWERS

To:	U.S. Bank Agency Services, as Servicing Agent
Attention:	Diane Davis
Fax Number:	(612) 303-2262
Please be advised that the following people are authorized to request advances, principal reductions or fixed rate contracts (e.g. LIBOR loans) under the credit facilities referenced in the Subordinated Note Purchase Agreement, dated as of December ___, 2007, between The Park National Bank and USB Capital Funding Corp.:

	Name	Title
1.
2.
3.
4.
5.

DATED:	THE PARK NATIONAL BANK

By:

Name:
Title:

D-1

EXHIBIT E
AUTHORIZATION TO DEBIT ACCOUNT

To:	U.S. Bank Agency Services, as Servicing Agent
Attention:	Judy Payne
Fax Number:	612-303-3868
     The Park National Bank (the “Borrower”) hereby authorizes and directs U.S. Bank National Association (the “Bank”) to debit the Borrower’s account no.                      at the Bank for the amount of any interest, fees or principal due on any of the Borrower’s indebtedness to USB Capital Funding Corp., and to pay such amount to USB Capital Funding Corp.

DATED: December , 2007	THE PARK NATIONAL BANK

By:

Name:
Title:

E-1

EXHIBIT F
FORM OF QUARTERLY COMPLIANCE CERTIFICATE
for the Quarter Ended
     The undersigned, the                      of The Park National Bank (“Borrower”), hereby delivers this certificate pursuant to Section 6.4 of that certain Subordinated Debenture Purchase Agreement dated as of December      , 2007, between Borrower and USB Capital Funding Corp. (the “Agreement”) and certifies as of the date hereof as follows:
     1. Attached hereto are the quarterly financial reports described in Section 6.2 of the Agreement for the above-referenced quarter.
     2. Borrower is in compliance in all material respects with all covenants contained in the Agreement, and has provided a detailed calculation, as of each day of the quarter ended on the date set forth in the title hereof, of the financial covenant set forth in Section 7 of the Agreement on Annex A attached hereto.
     3. No Event of Default has occurred or is continuing under the Agreement. [Or, if incorrect, provide detail regarding the Event of Default and the steps being taken to cure it and the time within which such cure will occur.]
     4. Borrower’s representations and warranties set forth in the Agreement are true as of the date of this certificate.
     Capitalized terms in this Quarterly Compliance Certificate that are otherwise undefined shall have the meanings given them in the Agreement.
Dated: [INSERT DATE]

THE PARK NATIONAL BANK

By:

Name:
Title:

F-1

ANNEX A
TO
QUARTERLY COMPLIANCE CERTIFICATE
[to be completed in such format as is reasonably acceptable to Lender]

Schedule 4.1.2
Capital Stock and Related Matters Disclosure Schedule
State in which Borrower conducts its business:
The Park National Bank conducts its business in Ohio.
A list of direct wholly-owned subsidiaries of the Borrower:
Park National Capital, LLC
Scope Leasing, Inc.
Park Investments, Inc.
Park Leasing Company
Park Insurance Group, Inc.
A list of each class of stock of Borrower:
The Park National Bank has $10,000,000 in capital stock, divided into 1,250,000 shares of common stock with $8 par value. All of which are authorized, issued, and outstanding.
The Park National Bank is authorized to issue 32,600 shares of Class A non-cumulative, perpetual preferred stock, with a $1,000 par value. None of these Class A non-cumulative perpetual preferred shares are issued or outstanding.

Schedule 4.5.1
Financing Statements Disclosure Schedule
No financing statement under the UCC that names The Park National Bank or any subsidiary has been filed and none of The Park National Bank and subsidiaries have signed any financing statement or any pledge agreement authorizing any secured party thereunder to file any such financing statement.

Schedule 4.7.3
Regulatory Enforcement Actions Disclosure Schedule
None of The Park National Bank, any subsidiary, or officer or director is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.

Schedule 4.7.4
Pending Litigation Disclosure Schedule
There are no actions, suits, proceedings or written agreements pending, or, to the best of The Park National Bank’s knowledge, threatened or proposed, against The Park National Bank or its subsidiaries that will materially and adversely affect the financial condition, business, or operations of The Park National Bank or any subsidiary.

Schedule 4.7.6
ERISA Disclosure Schedule
All Employee Benefit plans to which The Park National Bank contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans. No employee benefit plan has, or as of the closing date will have, any amount of unfunded benefit liabilities for which The Park National Bank could be liable to any person under Title IV of ERISA if any such plan were terminated.

Schedule 5.2.3
No disclosure necessary.